Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the 2015 Equity Compensation Plan, the Non-Employee Director Equity Compensation Plan and the 2017 Inducement Plan of Strongbridge Biopharma plc of our report dated February 27, 2019, with respect to the consolidated financial statements of Strongbridge Biopharma plc, included in its Annual Report (Form 10-K) for the year ended December 31, 2018, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Philadelphia, PA
April 18, 2019